Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230268 on Form S-3, Registration Nos. 333-111056, 333-190197, 333-200793, 333-212734 and 333-232513 on Form S-8 and Registration Statement No. 333-121614 on Form S-4 of our reports dated February 27, 2020, relating to the consolidated financial statements of Whiting Petroleum Corporation and subsidiaries, and the effectiveness of Whiting Petroleum Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Whiting Petroleum Corporation and subsidiaries for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 27, 2020